Pricing Term Sheet

Term sheet	Registration Statement No. 333-143867

To prospectus dated June 19, 2007 preliminary prospectus supplement dated June 19, 2007	Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus Dated June 19, 2007

Quest Diagnostics Incorporated

$375,000,000 6.40% Senior Notes Due 2017

$425,000,000 6.95% Senior Notes Due 2037

6.40% Senior Notes Due 2017
Issuer:	Quest Diagnostics Incorporated
Principal Amount:	$375,000,000
Maturity Date:	July 1, 2017
Trade Date:	June 19, 2007
Original Issue Date (Settlement):	June 22, 2007
Interest Accrual Date:	June 22, 2007
Record Dates:	June 15th and December 15th
Issue Price (Price to Public):	99.786%
Interest Rate:	6.40% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each July 1 and January 1, commencing January 1, 2008
Treasury Benchmark	4.500% due May 15, 2017
Spread to Benchmark	+135 bps
Benchmark Yield	5.079%
Optional Make-Whole Redemption:

At any time and from time to time, the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

•   100% of principal amount of the Notes to be redeemed, and

•   the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 25 basis points, plus accrued interest to the date of redemption which has not been paid

Change of Control:

Upon the occurrence of a Change of Control Triggering Event, Quest Diagnostics will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	74834L AM2
ISIN:	US74834LAM28
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Banc of America Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; Banc of America Securities LLC toll free at 1-800-294-1322; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.

6.95% Senior Notes Due 2037
Issuer:	Quest Diagnostics Incorporated
Principal Amount:	$425,000,000
Maturity Date:	July 1, 2037
Trade Date:	June 19, 2007
Original Issue Date (Settlement):	June 22, 2007
Interest Accrual Date:	June 22, 2007
Record Dates:	June 15th and December 15th
Issue Price (Price to Public):	98.891%
Interest Rate:	6.95% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each July 1 and January 1, commencing January 1, 2008
Treasury Benchmark	4.500% due February 15, 2036
Spread to Benchmark	+183 bps
Benchmark Yield	5.209%
Optional Make-Whole Redemption:

At any time and from time to time, the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

•   100% of principal amount of the Notes to be redeemed, and

•   the sum of the present values of the remaining scheduled payments discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 30 basis points, plus accrued interest to the date of redemption which has not been paid

Change of Control:

Upon the occurrence of a Change of Control Triggering Event, Quest Diagnostics will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	74834L AN0
ISIN:	US74834LAN01

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Banc of America Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649; Banc of America Securities LLC toll free at 1-800-294-1322; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.